DCAP GROUP, INC.
                                90 Merrick Avenue
                           East Meadow, New York 11554


                                                         March 28, 2001

Mr. Abraham Weinzimer
3 Shetland Court
Dix Hills, New York  11746

Dear Abe:

     Reference is made to the Employment Agreement dated as of February 25, 1999 by and between DCAP Group, Inc. (the "Company") and you (the "Employment Agreement").

     Reference is also made to the Agreement of even date between the Company and you with respect to the sale to you of all of the outstanding shares of common stock of Diversified Coverage Asset Planning, Inc., ADCAP Brokerage, Inc. and DCAP Hicksville, Inc. (the "Stock Purchase Agreement").

     The parties hereby acknowledge that it is their mutual desire to terminate the Employment Agreement and accordingly agree that the Employment Agreement is hereby terminated. The parties agree further that, except as hereinafter provided, neither party shall have any further rights or obligations under the Employment Agreement, in connection therewith or in connection with the termination thereof. Notwithstanding the foregoing, the parties agree that nothing herein shall be deemed a waiver of any rights of the parties under the Employment Agreement in connection with the breach of any representation or covenant that occurred prior to the date hereof. In addition, the parties agree that the provisions of Paragraphs 7.1 through 7.4, 12.1 through 12.4, 13.1, 14.1 through 14.5, 16.1, 17.1, 18.1, 19.1, 20.1, 21.1, 22.1 and 23.1 of the
Employment Agreement shall continue in full force and effect in accordance with the provisions thereof; provided, however, that the provisions of Paragraph
7.1(i) of the Employment Agreement shall not restrict you from operating the DCAP franchises wholly-owned by you and identified on Schedule A attached hereto (the "Stores") and the provisions of Paragraph 7.1(ii) of the Employment Agreement shall not restrict you from employing Sabrina in connection with the operation of the Stores.

     Simultaneously herewith, you are resigning freely and voluntarily as an employee, officer and director of the Company and of each and every subsidiary of the Company (collectively with the Company, the "DCAP Companies") for which you serve in such capacity.

     You understand and agree that, except as expressly set forth herein, the Company shall have no obligation to you, whether for compensation, payments, benefits or otherwise, arising

Abraham Weinzimer
March 28, 2001
Page 2

under or relating to your employment or position with the Company or any of the DCAP Companies, the termination of your employment, the Employment Agreement, or otherwise.

     The Company agrees that, until the expiration of the lease, you shall be entitled to use the Company-leased BMW currently being used by you (the "Car"). The parties agree that, during the six (6) month period following the date hereof, you shall not be obligated to reimburse the Company for the lease cost of approximately $850 per month (the "Excluded Obligation"). Thereafter, and for the balance of the lease term, you shall reimburse the Company for all amounts paid in connection with the leasing of the Car. Such payments shall be made within ten (10) days of receipt of an invoice therefor. You also shall be solely responsible for all costs and expenses in connection with the use and operation of the Car, including, without limitation, insurance premiums, maintenance, repairs and gasoline. You agree to (i) maintain insurance on the Car in an amount at least equal to that amount required by the provisions of the lease,
(ii) have the Company included as an additional insured, (iii) require that the insurance company provide to the Company at least thirty (30) days notice of default with respect to your policy and (iv) provide to the Company, upon its request, evidence of the foregoing, including, without limitation, pursuant to a certificate of insurance. In the event you fail to pay any insurance premium when due, the Company shall have the right to make such payment and you shall be obligated to reimburse it promptly upon request. In the event you fail to timely make any of the foregoing lease or insurance premium reimbursement payments, the total remaining amount due under the lease shall become immediately due and payable by you to the Company. You agree that, except for the Excluded Obligation, you will indemnify the Company and hold it harmless from and against any and all costs, expenses, losses and liabilities (including, without limitation, reasonable attorneys' fees) incurred by it in connection with the lease, use and/or operation of the Car.

     You acknowledge and agree that, in the event you have been listed individually as the agent, broker of record or producer (or similar term) (collectively, "Producer") in connection with any insurance policy or contract (collectively, "Policies"), all commissions, fees and other amounts payable in connection therewith are the exclusive property of our wholly-owned subsidiary, DCAP Insurance Agencies, Inc. ("DCAP Insurance"). You hereby represent that set forth on Schedule B attached hereto is a complete list of all Policies with respect to which you are listed individually as the Producer. You hereby represent further that all monies received by you as a Producer have been transferred to DCAP Insurance and agree that, in the event you shall hereafter receive any such monies as a Producer, you shall promptly turn them over to DCAP Insurance and, until turned over, shall hold them in trust therefor. You acknowledge and agree that DCAP Insurance may substitute for you any person(s) as the Producer of any and all Policies. Simultaneously herewith, you are executing and delivering to DCAP Insurance the following: (i) "Change of Broker" forms, executed in blank, covering all Policies for which you are listed as the Producer and (ii) assignment forms, executed in blank, pursuant to which you are assigning your appointment as agent and/or broker for all insurers for which DCAP Insurance is not currently an



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Abraham Weinzimer
March 28, 2001
Page 3

authorized agent or broker (in each case, DCAP Insurance having the authority to complete the forms as it deems fit and deliver them to the particular insurer).

     You agree that, during the six (6) month period following the date hereof, you shall provide such consultation services with regard to the operation of the DCAP Companies as shall be reasonably requested by the Company; provided, however, that you shall not be required to provide more than three (3) hours of such services during any particular week. In addition, you agree to take all such further action, and execute all such further documents, as shall be reasonably requested by the Company to ensure the orderly transition of the operation of the DCAP Companies.

     You  acknowledge  and  agree  that  the  representations,   agreements  and
covenants made by you herein are a material inducement to the Company's entering into the Stock Purchase Agreement.

     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the subject matter hereof; provided, however, that the foregoing shall not be construed to mean that this Agreement supersedes or otherwise affects the Restrictive Covenant Agreement dated February 25, 1999 from you to the Company (the "Restrictive Covenant Agreement") or any other agreement entered into between you and the Company and/or any other DCAP Company in connection with the sale by you to the Company of your shares of DCAP Insurance and other DCAP Companies, each of which shall continue in full force and effect in accordance with its terms (except, in the case of the Employment Agreement, as modified hereby). You also acknowledge and agree that the restrictions placed upon you pursuant to the provisions of the Employment Agreement and the Restrictive Covenant Agreement are in addition to, and not in lieu of, the restrictions set forth in the Franchise Agreement contemplated to be entered into between our wholly-owned subsidiary, DCAP Management, Inc., and each of Diversified Coverage Asset Planning, Inc., ADCAP Brokerage, Inc. and DCAP Hicksville, Inc. (collectively, the "Franchise Agreements"). The rights and remedies set forth in the Employment Agreement, the Restrictive Covenant Agreement and the Franchise Agreements are cumulative.

     This Agreement may be amended, and any provision hereof waived, only by a writing executed by the party sought to be charged. This Agreement may be amended, and any provision hereof waived, only by a writing executed by the party sought to be charged.

Abraham Weinzimer
March 28, 2001
Page 4

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and both of which taken together shall constitute one and the same instrument.

     Any notice required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier or telecopier as follows:

     If to you:

     3 Shetland Court
     Dix Hills, New York  11746

     with a copy to:

     Morganstern & Quatela
     310 Old Country Road
     Garden City, New York  11530

     Attention:  Allen R. Morganstern, Esq.
     Telecopier Number: (516) 739-8390

     If to the Company:

     2545 Hempstead Turnpike
     Suite 100
     East Meadow, New York  11554
     Attention: Chief Executive Officer
     Telecopier Number:  (516) 735-2900

     with a copy to:

     Certilman Balin Adler & Hyman, LLP
     90 Merrick Avenue
     East Meadow, New York 11554
     Attention:  Fred S. Skolnik, Esq.
     Telecopier Number:  (516) 296-7111

or at such other address as either party shall designate by notice to the other party given in accordance with this paragraph.

Abraham Weinzimer
March 28, 2001
Page 5

     The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction or arbitrators, as the case may be, are authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

     You acknowledge that you have been represented by counsel in connection with this Agreement. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by you. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

     Each of the DCAP Companies is an intended third party beneficiary of, and shall be entitled to enforce, the provisions of this Agreement.

     Signatures hereon which are transmitted via facsimile shall be deemed original signatures.

                                              Very truly yours,

                                              DCAP Group, Inc.

                                              By: /s/ Barry Goldstein
                                              -----------------------
                                              Barry Goldstein
                                              Chief Executive Officer

Agreed:
/s/ Abraham Weinzimer
--------------------------
Abraham Weinzimer

                                   SCHEDULE A

Diversified Coverage Asset Planning, Inc.
ADCAP Brokerage, Inc.
DCAP Hicksville, Inc.

                                   SCHEDULE B

None